As filed with the Securities and Exchange Commission on September 28, 2012
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Globus Medical, Inc.
(Exact name of registrant as specified in its charter)

Delaware	04-3744954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Valley Forge Business Center 2560 General Armistead Avenue Audubon, PA 19403 (610) 930-1800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Globus Medical, Inc. Amended and Restated 2003 Stock Plan
Globus Medical, Inc. 2008 Stock Plan
Globus Medical, Inc. 2012 Equity Incentive Plan
(Full title of the plans)

Anthony L. Williams
Vice President, Corporate Counsel and Secretary
Globus Medical, Inc.
Valley Forge Business Center
2560 General Armistead Avenue
Audubon, PA 19403
(610) 930-1800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Stephen T. Burdumy, Esq.
Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103-6996
(215) 988-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.001 per share
— 2012 Equity Incentive Plan	3,199,624	(2)(3)	$16.53	(7)	$52,889,784.72	$6,061.17
— 2008 Stock Plan	2,857,996	(4)	$9.39	(8)	$26,831,438.05	$3,074.88
— Amended and Restated 2003 Stock Plan	1,592,871	(5)	$0.25	(9)	$395,669.16	$45.34
— Shares issued upon conversion of Class B Common Stock issued under Amended and Restated 2003 Stock Plan	1,412,769		$—	(10)	$—	$—
Class B Common Stock, par value $0. 001 per share, to be issued under the Amended and Restated 2003 Stock Plan	1,412,769	(6)	$4.66	(11)	$6,577,569.91	$753.79
Total	10,476,029				$86,694,461.84	$9,935.19

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)
Shares of Class A common stock reserved for issuance under the Registrant’s 2012 Equity Incentive Plan (the “2012 Plan”) consist of (a) 3,076,923 shares of Class A common stock reserved for future issuance under the 2012 Plan plus (b) shares of Class A common stock previously reserved but unissued or subject to outstanding awards under the Registrant's 2008 Stock Plan (the “2008 Plan”) that are now available for future issuance under the 2012 Plan. Pursuant to the terms of the 2012 Plan, any shares subject to outstanding awards originally granted under the 2008 Plan that expire, lapse or terminate, or are forfeited, for any reason prior to exercise or settlement shall become available for issuance pursuant to share awards granted under the 2012 Plan, subject to certain limitations.

(3)
The number of shares reserved for issuance under the 2012 Plan will automatically increase on January 1st each year, starting on January 1, 2013 and continuing through January 1, 2022, by the lesser of (i) three percent (3%) of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the immediately preceding calendar year, and (ii) a number determined by the Registrant’s board of directors.

(4)
Represents shares of Class A common stock reserved for issuance pursuant to stock awards outstanding under the 2008 Plan as of the date of this Registration Statement. Any such shares of Class A common stock that are subject to stock awards under the 2008 Plan that expire, are forfeited or lapse unexercised and would otherwise have been returned to the share reserve under the 2008 Plan will be available for issuance as Class A common stock under the 2012 Plan. See footnote (2) above.

(5)
Represents shares of Class A common stock reserved for issuance pursuant to stock awards outstanding under the Registrant’s Amended and Restated 2003 Stock Plan (the “2003 Plan”) as of the date of this Registration Statement.

(6)
Represents shares of Class B common stock reserved for issuance pursuant to stock awards outstanding under the 2003 Plan. Shares of Class B common stock are convertible into shares of Class A common stock pursuant to the Registrant’s Amended and Restated Certificate of Incorporation, as amended.

(7)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $16.53, the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on September 24, 2012.

(8)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options granted pursuant to the 2008 Plan.

(9)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options to purchase shares of Class A common stock granted pursuant to the 2003 Plan.

(10)
Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B common stock.

(11)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options to purchase shares of Class B common stock granted pursuant to the 2003 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Registrant hereby incorporates by reference into this Registration Statement the following documents:

1.
The Registrant’s prospectus filed on August 3, 2012 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-180426) (the “Form S-1”), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

2.
The description of the Registrant’s common stock contained in the Registration Statement on Form S-1, which description is incorporated by reference into the Form 8-A filed with the Commission on July 31, 2012 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

See the description of the Registrant’s Class B common stock contained in the Registration Statement on Form S-1 (File No. 333-180426).

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses

(including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	breach of a director’s duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	transaction from which the director derives an improper personal benefit.
Our amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.
Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
As permitted by the Delaware General Corporation Law, we have entered into indemnification agreements with each of our directors and certain of our officers. The indemnification agreements provide that we will indemnify such persons to the fullest extent permitted by Delaware if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. We will indemnify our officers and directors against any and all (a) costs and expenses (including attorneys’ and experts’ fees, expenses and charges) actually and reasonably paid or incurred in connection with investigating, defending, being a witness in or participating in, or preparing to investigate, defend, be a witness in or participate in, and (b) judgments, fines, penalties and amounts paid in settlement in connection with, in the case of either (a) or (b), any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, by reason of the fact that (y) such person is or was a director or officer, employee, agent or fiduciary of the Company or (z) such person is or was serving at our request as a director, officer, employee or agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of Globus Medical, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Amendment No. 5 to the Registration Statement on Form S-1 filed on August 2, 2012).

4.2
Certificate of Amendment of the Amended and Restated Certificate of Incorporation, dated July 31, 2012 (incorporated by reference to Exhibit 3.2 of the Registrant’s Amendment No. 5 to the Registration Statement on Form S-1 filed on August 2, 2012).

4.3
Certificate of Amendment of the Amended and Restated Certificate of Incorporation, dated August 20, 2012 (incorporated by reference to Exhibit 3.3 of the Registrant’s Form 10-Q filed on August 22, 2012).

4.4	Amended and Restated Bylaws of Globus Medical, Inc. (incorporated by reference to Exhibit 3.6 of the Registrant’s Registration Statement on Form S-1 filed on March 29, 2012).
5.1	Opinion of Drinker Biddle & Reath LLP.
23.1	Consent of KPMG LLP, independent registered public accounting firm.
23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature page of this Registration Statement).
99.1
Globus Medical, Inc. Amended and Restated 2003 Stock Plan (incorporated by reference to Exhibit 10.4 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed on May 8, 2012).

99.2
First Amendment to the Globus Medical, Inc. Amended and Restated 2003 Stock Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed on May 8, 2012).

99.3
Form of Grant Notice and Stock Option Agreement Under 2003 Stock Plan (incorporated by reference to Exhibit 10.8 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed on May 8, 2012).

99.4	Globus Medical, Inc. 2008 Stock Plan (incorporated by reference to Exhibit 10.6 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed on May 8, 2012).
99.5
Form of Grant Notice and Stock Option Agreement Under 2008 Stock Plan (incorporated by reference to Exhibit 10.9 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed on May 8, 2012).

99.6	Globus Medical, Inc. 2012 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed on May 8, 2012).
99.7
Form of Incentive Stock Option Grant Notice and Incentive Stock Option Agreement Under 2012 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed on May 8, 2012).

99.8
Form of Nonqualified Stock Option Grant Notice and Nonqualified Stock Option Agreement Under 2012 Equity Incentive Plan (incorporated by reference to Exhibit 10.11 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed on May 8, 2012).

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Audubon, Commonwealth of Pennsylvania on September 28, 2012.

GLOBUS MEDICAL, INC.

By:	/s/ David C. Paul
David C. Paul Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David C. Paul, acting singly, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or appropriate to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ David C. Paul	Chief Executive Officer	September 28, 2012
David C. Paul	(Principal Executive Officer) and Director

/s/ David M. Demski	President and Chief Operating Officer	September 28, 2012
David M. Demski	and Director

/s/ Richard A. Baron	Chief Financial Officer	September 28, 2012
Richard A. Baron	(Principal Financial Officer)

/s/ Steven Payne	Chief Accounting Officer	September 28, 2012
Steven Payne	(Principal Accounting Officer)

/s/ David D. Davidar	Vice President, Operations	September 28, 2012
David D. Davidar	and Director

/s/ Kurt C. Wheeler	Director	September 28, 2012
Kurt C. Wheeler

/s/ Robert W. Liptak	Director	September 28, 2012
Robert W. Liptak

/s/ Daniel T. Lemaitre	Director	September 28, 2012
Daniel T. Lemaitre

/s/ Ann D. Rhoads	Director	September 28, 2012
Ann D. Rhoads

EXHIBIT INDEX

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of Globus Medical, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Amendment No. 5 to the Registration Statement on Form S-1 filed on August 2, 2012).

4.2
Certificate of Amendment of the Amended and Restated Certificate of Incorporation, dated July 31, 2012 (incorporated by reference to Exhibit 3.2 of the Registrant’s Amendment No. 5 to the Registration Statement on Form S-1 filed on August 2, 2012).

4.3
Certificate of Amendment of the Amended and Restated Certificate of Incorporation, dated August 20, 2012 (incorporated by reference to Exhibit 3.3 of the Registrant’s Form 10-Q filed on August 22, 2012).

4.4	Amended and Restated Bylaws of Globus Medical, Inc. (incorporated by reference to Exhibit 3.6 of the Registrant’s Registration Statement on Form S-1 filed on March 29, 2012).
5.1	Opinion of Drinker Biddle & Reath LLP.
23.1	Consent of KPMG LLP, independent registered public accounting firm.
23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature page of this Registration Statement).
99.1
Globus Medical, Inc. Amended and Restated 2003 Stock Plan (incorporated by reference to Exhibit 10.4 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed on May 8, 2012).

99.2
First Amendment to the Globus Medical, Inc. Amended and Restated 2003 Stock Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed on May 8, 2012).

99.3
Form of Grant Notice and Stock Option Agreement Under 2003 Stock Plan (incorporated by reference to Exhibit 10.8 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed on May 8, 2012).

99.4	Globus Medical, Inc. 2008 Stock Plan (incorporated by reference to Exhibit 10.6 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed on May 8, 2012).
99.5
Form of Grant Notice and Stock Option Agreement Under 2008 Stock Plan (incorporated by reference to Exhibit 10.9 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed on May 8, 2012).

99.6	Globus Medical, Inc. 2012 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed on May 8, 2012).
99.7
Form of Incentive Stock Option Grant Notice and Incentive Stock Option Agreement Under 2012 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed on May 8, 2012).

99.8
Form of Nonqualified Stock Option Grant Notice and Nonqualified Stock Option Agreement Under 2012 Equity Incentive Plan (incorporated by reference to Exhibit 10.11 of the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed on May 8, 2012).